UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2011

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 299-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2011, AVEO Pharmaceuticals, Inc. (the “Company”) entered into a Research and License Agreement (the “License Agreement”) with Centocor Ortho Biotech Inc., (“Centocor”), under which the Company granted Centocor worldwide, exclusive rights to research, develop, manufacture and commercialize the Company’s monoclonal antibody antagonists of the Recepteur d’Origine Nantais (“RON”) for therapeutic, diagnostic and prophylactic use in humans. The Company also granted Centocor an exclusive, worldwide license to the Company’s proprietary RON-driven tumor models. Centocor has the right to grant sublicenses under the foregoing licensed rights. The Company also granted Centocor a nonexclusive, non-sublicensable, worldwide license to its proprietary list of human genes intended to predict correlation of response to RON-targeted antibodies. Centocor is responsible for all clinical development, manufacturing and commercialization activities and costs. Subject to an agreed-upon research plan and budget, Centocor will also fund certain research for a three-year term to be conducted by the Company, including translational research studies using the Company’s proprietary Human Response Platform to identify biomarkers for patients most likely to benefit from treatment with RON targeted antibodies.

Until the date that is three years after completion of a clinical trial for a RON-targeted antibody which demonstrates an indication of efficacy in patients being studied, neither Centocor nor the Company may alone, or in collaboration with or by granting rights to any other party, develop any monoclonal antibody product that directly inhibits or modulates the activity of RON kinase as a primary mechanism of action.

Upon entering into the License Agreement, the Company received a one-time cash payment in the amount of $7.5 million and a separate equity investment in the amount of approximately $7.5 million through the purchase by Johnson & Johnson Development Corporation, an affiliate of Centocor, of 438,340 newly issued shares of the Company’s common stock (the “Shares”) at a purchase price of $17.11, which reflects the average of the daily volume weighted average prices for the Company’s common stock for the 30 consecutive trading days ending on May 26, 2011. Milestone payments for the successful development and commercialization of a RON-targeted antibody, if all approvals in multiple indications and all sales milestones are achieved, could total, in the aggregate, $540 million. Upon commercialization, the Company is eligible to receive tiered double-digit royalty payments on Centocor’s net sales of any RON-targeted antibody, as a percentage of net sales. Centocor’s royalty obligations in a particular country begin on the date of first commercial sale of a product in that country, and end on the later of 10 years after the date of first commercial sale of the product in that country or the date of the last to expire of the issued patents covering the product in that country. All milestone payments and royalties will be reduced by a certain percentage if Centocor develops or commercializes a RON-targeted antibody which has incorporated significant, meaningful improvements made after a specified period by Centocor to the antibodies delivered by the Company. The royalties will also be reduced by a certain percentage on a country-by-country basis upon the entry of a generic competitor.

The License Agreement will remain in effect until the expiration of all of Cenocor’s royalty obligations to the Company, determined on a product-by-product and country-by-country basis. Prior to the filing of an investigational new drug application with the FDA or a similar application filed with another regulatory authority outside of the United States (each an “IND Submission”), Centocor has the right to terminate the License Agreement at will upon 90 days written notice to the Company. After IND Submission, Centocor has the right to terminate the License Agreement at will upon 180 days written notice to the Company. Either party has the right to terminate the License Agreement in connection with an insolvency event involving the other party or a material breach of the License Agreement by the other party that remains uncured for a specified cure period. In the event that Centocor terminates the License Agreement at will, or if the Company terminates the License Agreement due to Centocor’s material breach of the License Agreement or insolvency, worldwide rights to the development, manufacture, and commercialization RON-targeted antibodies revert back to the Company.

The License Agreement also contains customary representations and warranties of the Company, as well as indemnification obligations of the Company relating to certain third party infringement claims, negligence or willful misconduct or any breach of any of the representations, warranties or terms in the License Agreement.

The Shares were issued pursuant to a Common Stock Purchase Agreement with Johnson & Johnson Development Corporation (the “Common Stock Purchase Agreement”). The Common Stock Purchase Agreement contains customary representations and warranties of the Company, as well as indemnification obligations of the Company relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in the Common Stock Purchase Agreement or in the other documents executed in connection therewith, other than the License Agreement.

The Shares were issued in reliance on the exemption from the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”), set forth in Section 4(2) promulgated thereunder relative to sales by an issuer not involving any public offering. Johnson & Johnson Development Corporation represented to the Company that it is an accredited investor, as such term is defined in Rule 501 of the Securities Act, that it is acquiring the Shares for investment and not distribution, that it can bear the risks of investment, and that it has made detailed inquiry concerning the Company, its business and its personnel in connection with its acquisition of the Shares.

In connection with the purchase of the Shares, the Company also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Johnson & Johnson Development Corporation, which Registration Rights Agreement provides as follows:

•

Upon the request of Johnson & Johnson Development Corporation any time on or after June 30, 2011, the Company will use its best efforts to effect the registration on Form S-3 (or any successor form) of Shares having an aggregate value of at least $1,000,000 which the Company has been requested to so register; and

•

If the Company files a registration statement with the Securities and Exchange Commission for the public offering and sale of common stock, the Company will use its best efforts to register for sale, on such registration statement, the Shares which Johnson & Johnson Development Corporation has requested be so registered.

The Company also agreed to other customary obligations regarding registration, including indemnification and maintenance of the effectiveness of the related registration statement.

The foregoing descriptions of License Agreement, the Common Stock Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the License Agreement, the Common Stock Purchase Agreement and the Registration Rights Agreement which the Company expects to file on its Form 10-Q for the quarter ended June 30, 2011.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K with respect to the Shares is incorporated by reference into this Item 3.02.

Item 8.01	Other Events.

On May 31, 2011, the Company issued a press release announcing the execution of the License Agreement and the sale of the Shares described in Item 1.01 above. The full text of the press release issued in connection with this announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K, and the information contained therein is incorporated herein by reference.

Neither the filing of the press release as an exhibit to this Current Report on Form 8-K nor the inclusion in the press release of a reference to the Company’s internet address shall, under any circumstances, be deemed to incorporate the information available at its internet address into this Current Report on Form 8-K. The information available at the Company’s internet address is not part of this Current Report on Form 8-K or any other report filed by the Company with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date: May 31, 2011	By:	/s/ Tuan Ha-Ngoc
Tuan Ha-Ngoc President and Chief Executive Officer

EXHIBIT INDEX

99.1	Press release, dated May 31, 2011